EXHIBIT 10.1

ASSET PURCHASE AND SALE AGREEMENT

Artisan Consumer Goods, Inc. (“ARRT”), a Nevada corporation, and Paleo Scavenger, LLC (the “Company”), an Illinois limited liability company and their respective shareholders and representatives intend to enter into the following proposed transaction:

1. Assets Purchased.

(A) ARRT would like to acquire certain assets from Company including the Within / Without trademarks, brands, books, records, intellectual property, commercial sales channel, customer list(s) and manufacturing rights. In consideration for payment of the Purchase Price listed below, effective as of 12:01 a.m. on the Closing Date, the Company hereby irrevocably, unconditionally absolutely and in perpetuity grants, sells, transfers and assigns (by way of present and future assignment, if applicable) to ARRT absolutely and with full title guarantee, free and clear from all Encumbrances of any kind, One Hundred Percent (100%) of all rights, title and interest, throughout the world, in perpetuity, in and to the Company Assets listed in Appendix 1 of this Agreement (hereafter referred to as the “Acquired Assets”).

(B) Any assets of the Company not included in Appendix 1 of this Agreement will remain the property of Company. In particular, but not to exclude any assets not listed, those Assets listed in Appendix 2 will remain the property of Company.

2. Liabilities. ARRT is not assuming any Liabilities of the Company of any kind or nature, whether presently in existence or arising after the date of this Agreement or after the Closing Date. This will include but is not limited to those Liabilities included in Appendix 3.

3. Board of Directors. At Closing, the existing member of the ARRT’s Board of Directors shall continue as a one member Board of Directors, with any new members of the Board of Directors being designated by the Shareholders in accordance with the Bylaws of ARRT.

4. Authority. Each person signing this Agreement warrants and guarantees that he or she has the authority to sign on behalf of the party, company or entity such person represents.

5. Access. The parties acknowledge that each has had full and complete access to the other party’s books and records prior to the signing of this Agreement. Each party warrants and guarantees that the information provided to the other party was accurate, correct, honest and complete.

6. Purchase Price and Conditions Precedent to Payment.

(A) In consideration for the Acquired Assets, ARRT will assume no liabilities and will pay Company at Closing the sum of $10,000 (the “Purchase Price”). Payment will be made by wire transfer or other method specified in advance of Closing by Company. No other consideration of any kind will be due to Company from ARRT.

(B) The obligations of ARRT with respect to the Acquired Assets including the obligation to pay the Purchase Price are expressly made contingent on the fulfillment of the following conditions: (

1) Company has delivered the following documents and materials to ARRT:

(a) A signed copy of this Agreement;

(b) Signed copies of separate documents provided by ARRT to Company to assign the trademarks of Company that are part of the Acquired Assets;

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(c) A resolution by the governing body of Company (whether members, managers or some other authority), in which the governing body expressly approves of all terms of this Agreement and of the sale of the Acquired Assets to ARRT;

(d) Signed copies of any other documents or forms supplied to Company by ARRT which ARRT has determined are needed to transfer title of any of the Acquired Assets to ARRT.

(C) As long as all Conditions Precedent have been met by Company, Closing will occur on or before June 30, 2021. ARRT will not be required to pay the Purchase Price until Company has met all Conditions Precedent to the satisfaction of ARRT.

7. Conduct of Business.

(A) Prior to Closing, ARRT and the Company shall conduct their respective business in the normal course. Company shall not transfer, sell, convey or assign any of the Acquired Assets without the prior written consent of ARRT.

(B) Prior to Closing, the Company:

(1) Shall not amend its articles of incorporation, bylaws, operating agreements or any other documents governing its operation;

(2) Shall not declare dividends, incur additional or newly-funded liabilities, acquire or dispose of fixed assets (including any of the Acquired Assets), enter into any material or long-term contracts, guarantee obligations of third parties, or enter into any transaction other than in the normal course of business.

8. Exclusivity. During the pendency of this transaction, both parties will refrain from any negotiations with other parties or entities which would lead to competition with and/or termination of this agreement. In addition, the parties r agree to perform such acts as are necessary to give full force and effect to the transactions and terms set forth in this Agreement. This exclusivity will expire one day after the Closing Date.

9. Full Disclosure. During the pendency of this transaction, the parties agree to inform each other immediately of any changes in their respective businesses including, but not limited to, changes in financial condition, lawsuits, contract breaches, regulatory compliance issues and/or other detrimental occurrences. To the extent that any such changes have occurred to Company, and ARRT asserts that such changes have affected the value of the Acquired Assets or Company’s ability to transfer ownership of the Acquired Assets to ARRT in accordance with the terms of this Agreement, ARRT shall have the right to terminate this Agreement or change the Purchase Price. In such a situation, if ARRT offers a different purchase price and the revised price is not accepted by Company, ARRT may cancel this Agreement with no liability or obligation of any kind to Company.

10. Confidentiality. If the transaction contemplated in this Agreement is not consummated and finalized, the parties hereto agree to keep confidential any information disclosed to each other in connection herewith for a period of one year from the date of the signing of this Agreement. However, such obligation shall not apply to information which (a) at the time of disclosure was public knowledge; (b) after the time of disclosure became public knowledge (except due to the action of the receiving party); or (c) the receiving party had such information within its possession at the time of disclosure.

11. Public Statements.

(A) Prior to the Closing Date, neither party shall make any public statements concerning the transaction covered by this Agreement without first obtaining the consent and approval of the other party to the substance and form of any such press release or other public statement. After the Closing Date, ARRT shall have the right to make public statements regarding this Agreement and the transaction covered by this Agreement as it so chooses.

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(B) All public statements by either party, whether made before or after the Closing Date, will not contain any content which disparages the other party.

12. Expenses. In connection with this transaction, each party will bear their own respective costs, expenses and legal fees in connection with the transaction including the preparation of this Agreement and the consummation of the transaction covered by this Agreement.

13. Post Closing Date Obligations of Company. To the extent that ARRT requests that Company sign or execute any documents or forms to effect the transfer of the Acquired Assets to ARRT at any time after the Closing Date, Company will sign or execute such documents or forms within 5 days of receipt of the same from ARRT. If Company fails to sign or execute such documents within 5 days of receipt from ARRT, Company hereby irrevocably grants to ARRT the limited right, power and authority as Company’s attorney-in-fact for the limited purpose of signing or executing such documents in the name of Company or any of Company’s authorized representatives. ARRT will provide Company with copies of any documents or forms signed by ARRT under the terms of this paragraph.

14. Indemnification. Company agrees to indemnify, save and hold ARRT and its owners, officers, directors and attorneys harmless from any claims, losses, costs and expenses (including court costs and attorney fees), that are incurred by ARRT as a result of any breach of this Agreement by Company or any claims brought by third parties against ARRT as a result of any actions by Company in any manner. ARRT agrees to indemnify, save and hold Company and its owners, members, managers and attorneys harmless from any claims, losses, costs and expenses (including court costs and attorney fees), that are incurred by Company as a result of any breach of this Agreement by ARRT or any claims brought by third parties against Company as a result of any actions by ARRT in any manner.

15. Governing Law and Venue. The interpretation and enforcement of this Agreement will be governed by the laws of the state of Washington. The venue for any legal action regarding this Agreement will be the courts of King County, Washington. Both parties agree to be subject to the jurisdiction of the courts of King County Washington for the purposes of any legal proceedings regarding this Agreement.

16. Legal Remedies.

(A) Should any dispute arise concerning this Agreement, and either party finds it necessary to commence legal action to resolve such dispute, the prevailing party in such legal action shall be entitled to have the other party pay the attorney’s fees, court costs, and expenses of the prevailing party incurred in such dispute and legal action, in addition to any other damages or legal relief awarded.

(B) In addition to the right to seek monetary damages, or any other remedy otherwise available at law, each party may seek as a remedy the specific enforcement of this Agreement, and/or the issuance of an injunction to prevent the further breach of this Agreement.

17. Integration and Modification. The parties acknowledge that this written Agreement is the full and complete agreement between the parties. Any modification, change, or alteration in the terms of this Agreement will be valid only if made in writing, dated, and signed by properly authorized representatives of both ARRT and Company.

18. Electronic Signatures. This Agreement may be executed in counterparts and each counterpart will be treated as if it were an original. Electronically transmitted signatures are authorized and shall be legally valid and binding upon the parties for all purposes.

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Signed this ____16_______ day of June, 2021.

ARTISAN CONSUMER GOODS, INC.

By	/s/ Amber Finney	Print Name:	Amber Finney

PALEO SCAVENGER LLC

By	/s/ Brittany Chibe	Print Name:	Brittany Chibe

APPENDIX 1 – ACQUIRED ASSETS – TO BE TRANSFERRED TO ARRT

The Company agrees to sell and transfer to the ARRT, and the ARRT agrees to purchase and acquire from the Company at the Closing, subject to and upon the other terms and conditions of this Agreement, all of Company’s right, title and interest in and to all of the assets, properties and rights of the Company which are primarily used, to be used or maintained in connection with the current conduct of the Company’s business of whatever nature, kind and description, whether tangible or intangible (including goodwill) wherever located (collectively, the “Acquired Assets”) free and clear of any Liens and Liabilities. The Acquired Assets will include:

(A) All of the intangible personal property relating to the Wholesale Business including:

1. All Intellectual Property, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against past, current and future infringements thereof and rights to protection therein, in each case relating to or used in the past or current conduct of the Company’s business, including without limitation all worldwide rights to the Paleo Scavenger’s Within Without names and brands;

2. Inventories of finished goods;

3. All formulas and recipes related to the creation of the Company products;

4. All acquired domain names, upc codes, trademarks, copywriting, and digital assets to be listed out before Closing;

5. All digital packaging, marketing and other materials related thereto;

6. All of Seller’s accounts and notes receivable, deferred charges, trade receivables and other rights to receive payments existing as of the Closing Date and arising out of the business of Company (the “Receivables”);

7. All rights of the Company under any wholesale customer and vendor agreements relating to the Company’s business, including without limitation the License and Distribution Agreement, as amended to date, (the “Assumed Contracts”);

8. All licenses, permits, consents, certificates, franchises or other governmental authorizations relating to or used in or relating to the current conduct of the Company’s business, other than any such licenses, permits, consents, certificates, franchises or other governmental franchises which cannot be legally transferred, which non-transferable;

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9. All books, records, files, printouts, drawings, data, files, notes, notebooks, accounts, invoices, correspondence, specifications, creative materials, advertising or promotional materials, marketing materials, personnel records, studies, reports, memoranda, equipment repair, maintenance or service records, or papers (collectively, “Records”), whether in hard copy, electronic or other format, primarily relating to or used in the current or past conduct of the Company’s business;

10. All customer, distributor, supplier and mailing lists used or created by the Company’s business;

11. All goodwill associated with the Company’s business or the Acquired Assets, together with the right to represent to third parties that the ARRT is the successor to the Company’s Business.

12. The Amazon Brand Registry and all images on Amazon.com

13. Within Without Brand Masque

14. Within Without Textures

15. Within Without Logo

16. Within Without Style Guide

17. Dojo Mojo Campaign Customer Email List

18. Facebook Leads Email List

19. Shopify Email List

20. Within Without Newsletter Email List

21. Within Without Packaging including Final AI and PDF files

22. Paleo Scavenger (Within/Without) Packaging including Linked Files and Fonts

23. Paleo Scavenger (Within/Without) Photo Assets including:

(A) Ashley Perez Recipe Collaboration and Granola Bars

(B) Fall 2020 Product Photos

(C) H Hub Product Shoot 2.20

(D) KaileenInTheKitchen Photos

(E) Lifestyle

(F) Lifestyle June 2018

(G) Maple Pecan Date Bar Photos

(H) Product Photos

(I) Product June 2018

(J) Within Without Shoot Fall 2018

24. Product Specs

25. All social media accounts and all images, information, media and content in or on them.

26. Trademark rights and trademarks for Paleo Scavenger and Within/Without

27. The domain name withinwithout.com, any other domain names owned by Company and all images, content, metadata on the web sites for each domain name

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The parties acknowledge that with regard to Items #12 - #27 above, Company has supplied ARRT with screen shots, images, PDF and other files (“Samples”), that provide partial or full visual images of these items. Company warrants and guarantees that the Samples are a true and accurate representations and examples of Items #12 - #27 and that ARRT may relay on the Samples as legally valid representations of what ARRT is acquiring with regard to Items #12 - #27.

APPENDIX 2 - EXCLUDED ASSETS

Notwithstanding any provision in this Agreement to the contrary, the ARRT agrees that none of the following assets, properties, rights or interests of the Company (the “Excluded Assets”) shall be Acquired Assets:

1. Receivables due from the sale of inventory that was executed prior to the Closing Date;

2. The consideration delivered to the Company by ARRT pursuant to this Agreement;

3. All rights of the Company arising under this Agreement;

4. All rights in and with respect to insurance policies of the Company;

5. Any governmental authorization that is not transferable;

6. Any assets of any Employee Plan;

7. Refunds or claims for refunds of Taxes paid by the Company;

8. All tangible property located at any of the Leased Property, accounts receivable, notes receivable, prepaid expenses and other current assets of the Company generated or held by the Company on or prior to the Closing Date, that are not used in, or otherwise attributable to the Company’s business;

9. Any Cash owned by the Company as of the Closing Date; and

10. All machinery, equipment, and tools utilized to conduct the Company’s business whether or not contained on the premises of the Leased Property, including all buildings and other structures, leasehold improvements and fixtures located on the Leased Property relating to the Company’s business (the “Equipment”) and work-in-progress, goods in process, manufactured and purchased parts, supplies and raw materials, in each case owned or identified for use in the Company’s business, whether or not located on the Leased Property, or in transit inventory and supplies ordered by the Company, but not yet received as of the Closing Date.

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APPENDIX 3 – LIABILITIES. Notwithstanding any provision in this Agreement or any other writing to the contrary, ARRT is not assuming any Liability of the Company of whatever nature, whether presently in existence or arising hereafter, other than (collectively, the “Assumed Liabilities”):

1. All Liabilities of the Company under the Assumed Contracts (other than those Liabilities that arose or accrued based on any act, event, or omission that occurred prior to the Closing Date, which shall in all cases be retained by the Company irrespective of whether they are known at Closing or become known only after the Closing, or based on any breach or default of the Company which occurred prior to the Closing Date);

2. All Liabilities arising out of ownership or operation of the Company business or the Acquired Assets after the Closing Date; Provided that ARRT shall in no event assume any Liabilities of the Company arising from or in connection with (i) any Excluded Asset; (ii) any transactions between the Company and any Affiliate of the Company; (iii) matters not relating to the Company Business or the Acquired Assets; (iv) any Debt or Guarantee of the Company; (v) the Company’s breach or default of any obligation or agreement; (v) the Company’s expenses in connection with the transactions covered by this Agreement; (vi) insurance policies of the Company, (vii) Obligations under Assumed Contracts that arose or accrued based on any act, event, or omission that occurred prior to the Closing Date, which shall in all cases be retained by the Company irrespective of whether they are known at Closing or become known only after the Closing or are based on any breach or default of the Company that occurred at any time prior to the Closing Date, (viii) claims, costs or other Liabilities under any Employee Plans, including without limitation relating to health or retirement benefits, (ix) any Liability for or on account of Taxes arising prior to the Closing Date (whether known or unknown), (x) any Liability of the Company to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the company, or was serving at the request of such entity as a partner, trustee, director, officer, employee, or agent of another entity, (xi) any Liability of the Company arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time in respect of anything done, suffered to be done or omitted to be done by such Company or any of their respective directors, officers, employees or agents, (xii) any Liability of the Company arising out of the this Agreement, (xiii) any Liability relating to or arising out of products manufactured or sold or services rendered by the Company prior to the Closing Date, whether or not related to the Company’s business, (xiv) any Liability of the Company for making payments or providing, funding, insuring or administering benefits of any kind to it or its ERISA Affiliates’ employees or former employees, directors or officers, including without limitation any bonus, severance payment, change of control payment, retention payment or other compensation, benefit or payment that is created, accrues, accelerates or becomes payable to any present or former director, shareholder, employee or independent contractor, pursuant to any Contractual Obligation on or before the Closing Date as a result of the execution, delivery or consummation of this Agreement (without regard to when any such compensation, benefit or payment is due and payable) (xv) any Liability not arising out of the operation of the Company’s business, (xvi) any Liability relating to compliance with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN Act”) and any state laws concerning layoffs or the closing or relocation of worksites or the like, which arises on or before the Closing Date; or (xvii) any Liabilities of the Company incurred (or resulting from any action occurring) prior to the Closing that is not otherwise an Assumed Liability.

All Liabilities that are not expressly assumed (or are expressly excluded) hereunder shall be retained by and remain Liabilities of the Company and satisfied by the Company in accordance with their terms (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”).

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